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                                                                    EXHIBIT 1.29

                               SEVERANCE AGREEMENT

         This Agreement (the "Agreement") dated as of May 22, 2003 is entered into between Richard E. Bagley (the "Executive"), and AltaRex Corp., a company incorporated under the laws of Alberta, Canada (the "Company"). For purposes of this Agreement, the term "the Company" shall also refer to the subsidiaries of the Company, where applicable.

         WHEREAS, the parties wish (1) to resolve amicably the Executive's resignation from his employment and his positions as President and Chief Executive Officer and Director of the Company, and (2) to establish the terms of the Executive's severance arrangement;

         WHEREAS, the Executive is advised that (1) he has a period of twenty-one (21) days to consider this Agreement, (2) he should consult with his own attorney prior to signing this Agreement, (3) he may revoke the Agreement for a period of seven (7) days after signing and (4) the Agreement shall not be effective or enforceable until the expiration of the seven (7) day revocation period;

         WHEREAS, the Executive and the Company are party to letter agreements dated February 18, 1998, June 1, 1999 and December 22, 1999 setting forth the terms of the Executive's employment, as amended on April 25, 2003 (the "Employment Arrangements"), and the Company and the Executive have agreed that the Executive's employment with the Company under such Employment Arrangement shall terminate;

         NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

         1. Resignation Date. The Executive hereby resigns from employment with the Company, resigns his positions as President and Chief Executive Officer and Director of the Company and resigns all other positions that he holds with the Company and its subsidiaries, all effective as of May 15, 2003 (the "Resignation Date").

         2. Accrued Benefits. Prior to or on the date of this Agreement, the Executive shall have received payment for all wages earned through the Resignation Date and U.S. $29,596.15 (representing 28.5 days of vacation at the Executive's base salary as of the Resignation Date) as payment for all accrued but unused vacation through the Resignation Date, less, in each case, all applicable withholding for income and employment taxes.

         3. Severance Compensation and Benefits. In return for the execution of this Agreement, the Company agrees to provide the Executive with the following compensation and benefits provided the Executive has not revoked this Agreement or the Release of Claims set forth as Exhibit A attached hereto within seven (7) days following the execution of this Agreement and the Release of Claims:

                  (a) Severance Payments. The Company shall make the following payments (the "Severance Payments") to the Executive:

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                           (i)      The Company shall pay the Executive in one
lump sum amount on the day that is eight (8) days after the date hereof US$67,500 (representing one-quarter of the Executive's base salary as of the Resignation Date); and

                           (ii)     Subject to the acceleration provided below,
the Company shall pay the Executive a total of US $202,500 (representing three-quarters of the Executive's base salary as of the Resignation Date) in installments for a period of 12 months commencing with the Resignation Date (the "Severance Period"), such payments to be made on the 15th and 30th day of each month in the manner paid to the Executive immediately prior to the Resignation Date.

The Severance Payments shall be less all applicable withholding for income and employment taxes. The parties agree that the Severance Payments shall be in lieu of any compensation or benefits otherwise payable to the Executive for periods following the Resignation Date under the Employment Arrangements. Notwithstanding the foregoing, in the event that during the Severance Period,
(x) a Change in Control (as defined below) shall occur or (y) the Company, through the sale of debt or equity at one of more closings and in one or more financings, raises at least CDN $2,000,000 in gross proceeds, then upon either such event the Company shall promptly pay to the Executive all of the Severance Payments remaining to be paid to the Executive in cash in one lump sum.

For purposes of this Section 3(a), a "Change in Control shall mean (I) the acquisition by an individual, entity or group (a "Person") of beneficial ownership of any common shares of the Company if, after such acquisition, such Person beneficially owns 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); or (II) the consummation of a merger, amalgamation, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination.

                  (b) Medical Insurance. The Executive may elect to continue group medical insurance pursuant to the federal "COBRA" law, 29 U.S.C. Section 1161 et seq. for so long as COBRA continuation is available to the Executive. All premium costs for COBRA continuation shall be paid by the Executive.

                  (c) Stock Options. Subject to regulatory approval, as of the date that is eight (8) days after the date hereof, options to purchase a total of 1,541,562 of the Company's common shares ("Options") held by the Executive (which represent all of the options to purchase common shares held by the Executive) shall be modified to provide that such Options shall be

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exercisable in full, as of the Resignation Date and shall remain exercisable in accordance with their terms until the first anniversary of the Resignation Date.

                  (d) Other Benefits. Except as expressly provided above, the Executive shall cease to participate in all of the Company's employee benefit plans and programs on the Resignation Date. Notwithstanding the foregoing, the Executive shall be entitled to all accrued benefits through the Resignation Date under all of the Company's employee benefit plans.

         4. Unemployment Claims. The Company shall not contest any unemployment claims made by the Executive.

         5. Non-Competition, Non-Solicitation and Non-Disclosure. The Executive acknowledges and reaffirms his obligations to the Company under the Non-Competition, Non-Solicitation, and Non-Disclosure Agreement between the Company and the Executive dated as of May 18, 1998. Notwithstanding the foregoing, the parties hereby agree that Section 1 of such agreement shall cease to be binding upon the Executive in the event that the Company materially breaches this Agreement.

         6. Release of Claims. Prior to and as a condition to the Company making any Severance Payments under Section 2(a) of this Agreement, the Executive shall execute on the Resignation Date the Release of Claims set forth as Exhibit A hereto.

         7. Company Release. In consideration of the Executive entering into this Agreement and the promises and benefits provided in this Agreement, provided the Executive has not revoked this Agreement or the Release of Claims set forth as Exhibit A attached hereto within seven (7) days following the execution of this Agreement and the Release of Claims, the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Executive from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature which the Company ever had or now has as of the date of this Agreement against the Executive for any actions or inactions taken by the Executive within the scope of his employment by the Company or of which the Board of Directors of the Company is aware as of the date of this Agreement; provided, however, that nothing in this Section 7 shall be construed or deemed to release or waive any claim that the Company may have with respect to the Executive's obligations under this Agreement.

         8.       Cooperation.

                  (a) The Executive agrees to reasonably cooperate with the Company in the defense or prosecution of any claims or actions which already have been brought or threatened, or any claims which may be alleged or brought in the future against or on behalf of the Company, whether before a state or federal court or any state or federal government agency, including without limitation the dispute between the Company and ICN Pharmaceuticals, Inc. The Executive's cooperation in connection with such claims or actions shall include, but not be limited to, his being available to meet with counsel at reasonable times and places to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing, and to act as a witness when requested by the Company at reasonable times and places as are mutually agreed upon by the Company and the Executive. The Executive agrees that unless prohibited by law, he

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will notify the Company promptly in the event that he is served with a subpoena or in the event that he is asked to provide a third party with information concerning any actual complaint or claim filed against the Company. Upon presentation of reasonably satisfactory documentation, the Company will promptly (and in no event later than 10 days after presentation of such documentation) reimburse the Executive for reasonable travel and legal expenses incurred by him in complying with this section or will prepay any such anticipated expenses. In addition, the Company shall pay to the Executive U.S. $100 for each hour spent by the Executive aiding the Company pursuant to this Section 8(a) as a result of a claim or action hereunder, within 15 days of delivery of a written invoice from the Executive. The parties agree that no such payments shall be made for time spent by the Executive giving testimony or meeting with his counsel and that the Executive shall not be obligated by the Company to spend more than 40 hours per month under this Section 8.

                  (b) The Executive further agrees that, other than truthfully testifying if compelled to do so by subpoena or in cooperation with a state or federal government agency, he will not assist or cooperate with any person or entity in any claims or actions which already have been brought or threatened, or any claims which may be alleged or brought in the future against the Company by such person or entity, whether before a state or federal court or any state or federal government agency.

         9. Notices. All notices and other communications required hereunder shall be in writing and shall be given either by personal delivery or by mailing the same by certified or registered mail, return receipt requested, postage prepaid to the addresses listed below. Notices shall be effective upon receipt.

         If to the Company:         AltaRex Corp.
                                    1123 Dentistry Pharmacy Building
                                    University of Alberta
                                    Edmonton, AB
                                    T6G 2N8
                                    Attention: President

         If to the Executive:       Richard E. Bagley
                                    150 Wellesley Street
                                    Weston, MA 02493

         With a copy to:            H. David Henken, P.C.
                                    Goodwin, Procter LLP
                                    Exchange Place
                                    Boston, MA 02109

         10. Return of Company Property. The Executive agrees to return within seven (7) days of the Resignation Date all Company property including, but not limited to, keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers and similar items), Company identification, Company vehicles and any other Company-owned property in his possession or control. The Executive further agrees to leave intact all electronic Company documents, including those that he developed or helped develop during his employment. The

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Executive also agrees to cancel within seven (7) days of the Resignation Date all accounts for his benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Notwithstanding the foregoing, the Company agrees that the Executive may retain his cell phone at his expense and retain his computer.

         11. Legal Fees. The Company shall reimburse the Executive for the reasonable fees and expenses of his counsel, not to exceed $2,500 in the aggregate, in connection with the negotiation of this Agreement and all related agreements.

         12. Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.

         13. Assignment. The rights and obligations of the Company shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of the Executive are not assignable except only those payments payable to the Executive after the Executive's death shall be made to the Executive's estate.

         14. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

         15. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

         16. Confidentiality. The Executive and the Company understand and agree that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Executive, the Company and their agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company and the Executive.

         17. Nature of Agreement. The Executive understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

         18. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive further represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney, and understand the contents herein.

         19. Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Executive and the Company hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts or, if appropriate, a federal

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court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

         20. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to severance benefits and the settlement of claims against the Company and the Executive and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

         21. Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

         22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but not all of which taken together shall constitute one and the same instrument.

         23. Acknowledgments. The Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and the Release of Claims and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement and the Release of Claims. He further understands that he may revoke this Agreement and the Release of Claims for a period of seven (7) days after he signs them, and this Agreement and the Release of Claims shall not be effective or enforceable until the expiration of this seven (7) day revocation period, except for the resignations in Section 1 which shall take effect upon execution of this Agreement. Finally, the Executive understands and agrees that by entering into this Agreement and the Release of Claims he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

         24. Indemnification; Insurance. The Company agrees that it shall indemnify the Executive in accordance with and to the fullest extent provided by the Bylaws of the Corporation. In addition, the Company agrees that, for a period of three years following the Resignation Date, the Executive shall be covered by the directors' and officers' liability insurance that the Company maintains, if any, to cover the Company's then current directors and officers.

                    [remainder of page intentionally omitted]

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         THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT
AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

         IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

                                            /s/ Richard E. Bagley
                                            ------------------------------------
                                            Richard E. Bagley

                                            ALTAREX CORP.

                                            By: /s/ Jacques LaPointe
                                                --------------------------------
                                                    Jacques LaPointe
                                                    Chairman of the Board

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                                                                       EXHIBIT A

                                RELEASE OF CLAIMS

         In consideration of AltaRex Corp., a company incorporated under the laws of Alberta, Canada ("the Company"), entering into that certain Severance Agreement, by and between the Company and the undersigned (the "Executive"), dated May 22, 2003 (the "Agreement") and the payment of severance benefits thereunder, and the promises and benefits provided in the Agreement, which the Executive acknowledges he would not otherwise be entitled to receive, he Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its current and former officers, directors, shareholders, affiliates, subsidiaries, parent companies, predecessors, agents, employees and attorneys, each in their individual and corporate capacities (the "Released Parties"), from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature which the Executive ever had or now has as of the date the Executive executes this Release of Claims against the Released Parties including, but not limited to, all - claims arising out of the Executive's employment with and/or separation from the Company, including, but not limited to: all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., Section 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., as amended by The Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq., the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, Section 1 et seq. and any and all other similar applicable federal and state statutes, all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. Section 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., the Massachusetts Civil Rights Act, M.G.L. c.12, Sections 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, Section 102 and M.G.L. c.214, Section 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149,
Section 1 et seq. and the Massachusetts Privacy Act, M.G.L. c.214, Section 1B, all as amended; all claims for benefits under the Company's benefits plans and programs, except as specifically provided for in the Agreement; and all common law claims including, but not limited to, actions in tort, defamation and breach of contract and any claim or damage arising out of the Executive's employment with or change of employment status with the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in the Agreement prevents the Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state Fair Employment Practices Agency (except that the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding), and provided further that nothing in this Release shall be construed or deemed to release or waive any claims that the Executive may have with respect to the Company's obligations under the Agreement.

         The Executive acknowledges that he has been given at least twenty-one
(21) days to consider this Release of Claims, and that the Company advised him to consult with an attorney of his own choosing prior to signing the Agreement and this Release of Claims. He further understands that he may revoke this Release of Claims for a period of seven (7) days after he signs it, and this Release of Claims shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Finally, the Executive understands and agrees that by entering into this Release of Claims he is waiving any and all rights or claims he might have

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under The Age Discrimination in Employment Act, as amended by The Older Workers
Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

         This Release of Claims is dated as of May 22, 2003.

                                                  EXECUTIVE

                                                  /s/ Richard E. Bagley
                                                  ------------------------------
                                                  Richard E. Bagley

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